                         Service Systems International, Ltd.
                           Computation of Per-Share Income
                                Treasury Stock Method
                               As Modified for 20% Test


                                                  Period Ended May. 31, 1998
                                                  --------------------------
                                                          Nine Months
                                                          -----------


Weighted average number of shares outstanding                7,992,401
                                                          ------------

Total common and common equivalent shares                   12,662,988
                                                          ------------
                                                          ------------

Net income (loss) for the period                          $ (1,399,424)
                                                          ------------
                                                          ------------



Total common and common equivalent shares                   12,662,988
                                                          ------------
                                                          ------------


Loss per common and common equivalent shares              $      (0.18)
                                                          ------------
                                                          ------------



Earnings per share:

The earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding for the period. Common stock equivalents are excluded from the computation if their effect would be anti-dilutive.